Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of September 29, 2025, by and among Ambac Financial Group, Inc., a Delaware corporation (“AFG” or the “Company”), and Claude LeBlanc, an individual (the “Executive”).
WHEREAS, the Executive is currently employed as the President and Chief Executive Officer of both AFG and Ambac Assurance Corporation, a Wisconsin corporation (“AAC”) pursuant to that certain amended and restated employment agreement dated August 3, 2020 (the “2020 Agreement”);
WHEREAS, in consideration for this Agreement, the Executive agrees to waive and fully release the Company and AAC from any claim of “good reason” under the 2020 Agreement; and
WHEREAS, the Company and the Executive have agreed to enter into this Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1. Employment Agreement. On the terms and conditions set forth in this Agreement, AFG agrees to employ the Executive and the Executive agrees to be employed by AFG for the Employment Period set forth in Section 2 and in the position and with the duties set forth in Section 3.
2. Term. The term of employment under this Agreement shall be for a period beginning on September 29, 2025 (the “Effective Date”) and ending on the first anniversary thereof, unless sooner terminated as hereinafter set forth; provided that, on such first anniversary of the Effective Date and on each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended upon the same terms and conditions (except for such terms and conditions that expire prior to any extension period), for successive periods of one year, unless either the Company or the Executive provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days’ prior to the applicable Renewal Date. For the avoidance of doubt, a failure to extend the term of the Agreement by a party as described in this Agreement shall require affirmative action of such party. The period during which the Executive is employed by AFG hereunder is hereinafter referred to as the “Employment Period.”
3. Position and Duties. During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of AFG. In such capacity, the Executive shall report directly to the Board of Directors of AFG (the “Board”). In addition, during the Employment Period the Executive shall serve as a member of the Board. During the Employment Period, the Executive shall have the duties, responsibilities and authority as shall be consistent with the Executive’s position and such other duties, responsibilities and authority consistent with the Executive’s position as may be assigned to the Executive by the Board. The Executive shall devote substantially all of the Executive’s business efforts to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company, provided that in no event shall this sentence prohibit the Executive from creating and managing his personal and family investments or participating in charitable activities, so long as such personal or family investments and charitable activities do not interfere with the Executive’s duties under this Agreement and comply with the Company’s Code of Business Conduct and Ethics and other policies of the Company as in effect from time to time. Notwithstanding the above, the Executive may serve on the board of directors of one (1) other publicly traded company with the prior written approval of the Board or the Governance and Nominating Committee thereof; provided that the Executive agrees to resign such service in the event the Board or the Governance and Nominating Committee thereof reasonably determines such service conflicts or interferes with the Executive’s duties to the Company.
4. Compensation and Benefits.
(a) Base Salary. Commencing as of the Effective Date and during the Employment Period, the Company shall pay to the Executive a base salary at the rate of nine hundred thousand dollars ($900,000) per calendar year (the “Base Salary”), less applicable deductions, and prorated for any partial month or year, as applicable. The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be adjusted in the discretion of the Compensation Committee (but subject to the Executive’s right to resign for Good Reason in the event of certain reductions). Any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with AFG’s regular payroll procedures.
(b) Annual Bonus. For each calendar year that ends during the Employment Period, the Executive shall be eligible to receive an annual bonus pursuant to the Company’s annual bonus plan for senior executives. The amount of any such annual bonus paid to the Executive during the Employment Period shall be based on the achievement of pre-established performance goals that are established by the Compensation Committee. With respect to any performance goals that are subjective in nature, the Compensation Committee shall determine, in their discretion, whether and to what extent such performance goals are achieved. The Executive’s target annual bonus amount shall be one hundred twenty-five percent (125%) of the Base Salary, as determined by the Compensation Committee, in its discretion; provided, however, that for calendar year 2025, the Executive’s target annual bonus amount shall be the same as the amount set for the Executive’s 2024 annual bonus. For the avoidance of doubt, such target annual bonus opportunity does not constitute a guarantee of any bonus payment. Any annual bonus payable to the Executive hereunder shall be paid at the time bonuses are otherwise paid to other executive officers of AFG, but in any event, no later than March 15 of the calendar year following the year with respect to which such annual bonus is earned.
(c) Long-Term Incentives. During the Employment Period, the Executive shall be eligible to participate in the AFG 2024 Incentive Compensation Plan (the “Incentive Plan”) or any successor plan or additional plan of the Incentive Plan, subject to the terms of any such plan, as determined by the Compensation Committee, in its discretion and subject to the terms of this Agreement. Annual equity awards granted to the Executive under the Incentive Plan shall be similar in form and shall have similar terms and conditions (other than amount) as annual equity awards granted to other senior executives of AFG and shall be granted to the Executive during the annual compensation cycle applicable generally to senior executives of AFG. With respect to each calendar year that commences during the Employment Period, commencing with calendar year 2026, the Executive shall receive an annual long-term incentive (“LTI”) award with a target amount of two million, six hundred fifty thousand dollars ($2,650,000), as determined by the Compensation Committee in its discretion. For the avoidance of doubt, such target annual LTI award opportunity does not constitute a guarantee of any LTI payment.
(d) Special One-Time Awards. The Company shall grant the awards set forth in this Section 4(d) (collectively, the “Special One-Time Awards”).
(i)Special Cash Award. No later than thirty (30) days following the Effective Date, the Company shall make a one-time lump sum payment to the Executive in the gross amount equal to one (1) times the Base Salary (the “Special Cash Award”).
(ii)Special RSU Award. On the Effective Date if such date is during a Company open window on which equity grants can be made, and if such date is not during such a window, then on the first business day of the first open window on which equity awards can be made following the Effective Date, the

Executive shall be granted an award of restricted stock units with a grant-date value of two million, one hundred thousand dollars ($2,100,000) (the “Special RSU Award”). The Special RSU Award shall vest in full on the first anniversary of the grant date and will be issued under the Incentive Plan and shall be subject to the terms and conditions of the Incentive Plan and the award agreement attached hereto as Exhibit B.
(iii)Special Performance-Based Stock Option Award. On the Effective Date if such date is during a Company open window period on which equity grants can be made, and if such date is not during such a window, then on the first business day of the first open window on which equity awards can be made following the Effective Date, the Executive shall be granted a stock option award for five hundred thousand (500,000) shares of the Company’s common stock (“Special Performance-Based Stock Option Award”). The options granted under the Special Performance-Based Stock Option Award shall have an exercise price per share equal to the closing price of a share of the common stock on the date of the grant and shall vest based on a combination of time and the achievement of performance hurdles. The Special Performance-Based Stock Option Award will be issued under the Incentive Plan and shall be subject to the terms and conditions of the Incentive Plan and the award agreement attached hereto as Exhibit C.
(e) Employee Benefits; Perquisites. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices and policies of the Company, and to the extent such fringe benefits or perquisites (or both) are generally made available to senior executives of the Company. The Company reserves the right to amend, modify or cancel any employee benefit plans, practices and programs, and any fringe benefits and perquisites, at any time and without the consent of the Executive.
(f) Company Compensation Plans. Except as otherwise provided herein, all compensation provided to the Executive pursuant to Section 4 shall be in accordance with the Company’s and Company Affiliates’ compensation plans and policies. For purposes of this Agreement, “Company Affiliate” means any entity controlled by, in control of, or under common control with, AFG, including without limitation its direct and indirect subsidiaries.
(g) Clawback/Recoupment. Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to (i) any “clawback” or recoupment policy that is applicable to all senior executives of AFG or that is adopted to comply with any applicable law, rule or regulation, or any other requirement, or (ii) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation. Further, the Company shall have the right to clawback or recoup each of the Special One-Time Awards if the Executive is terminated for “Cause” or voluntarily terminates his employment without Good Reason (it being understood that the Executive’s termination due to death or Disability is not a voluntary termination) prior to the twelve (12) month anniversary of the Effective Date.
(h) Stock Ownership Guidelines. The Executive shall be required to hold shares of AFG’s common stock as required by any stock ownership policy adopted by the Board (or any committee thereof) from time to time.
(i) Treatment of Equity and Equity-related Awards. Notwithstanding any provision of this Agreement to the contrary, an equity or equity-related award, as applicable, granted to the Executive shall be governed by the whichever is more favorable of (i) the terms of the applicable plan or award agreement or the 2020 Agreement if the equity or equity related award was granted prior to the Effective Date, and (ii) the terms of the applicable plan or award agreement or this Agreement if the equity or equity-related award was granted following the Effective Date (including, with respect to the immediately foregoing clauses (i) and (ii), for purposes of determining the Executive rights pursuant to Section 7(d)). For the avoidance of doubt, upon and following vesting of any equity or equity-related awards granted to the Executive at any time, except for recoupment pursuant to clause (i) of Section 4(g), such equity and equity-related awards shall remain vested regardless of the Executive’s termination of employment following vesting of the applicable awards.
5. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with reasonable policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.
6. Termination of Employment.
(a) Permitted Terminations. The Executive’s employment is “at will” and may be terminated by either the Executive or the Company at any time and for any or no reason, subject to the following:
(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;
(ii) By the Company.
(A) Disability. The Company may terminate the Executive’s employment due to the Executive’s Disability while such Disability exists. For purposes of this Agreement, “Disability” means a “disability” that entitles the Executive to benefits under the applicable Company long-term disability plan covering the Executive and, in the absence of such a plan, that the Executive shall have been unable, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities hereunder for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or for one hundred twenty (120) consecutive days. The Executive agrees, in the event of any question as to the existence, extent or potentiality of the Executive’s Disability upon which the Company and the Executive cannot agree shall be resolved by a qualified, independent physician mutually agreed to by the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws. Until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits actually paid to him under any Company-provided disability insurance policy or plan applicable to him; or
(B) Cause. The Company may terminate the Executive’s employment for Cause or without Cause.
For purposes of this Agreement, “Cause” shall be limited to the following events: (i) the Executive’s gross negligence or willful misconduct in the performance of his duties, (ii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude that has a substantial adverse effect on the Executive’s qualifications or ability to perform his duties, or any felony, (iii) the Executive’s failure to attempt to perform lawfully assigned duties consistent with his position or to materially comply with the Company’s written material policies, including the Company’s Code of Business Conduct and Ethics and any Delegation of Authority Policy of AFG, or (iv) the Executive’s material breach of this Agreement. Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given a reasonable opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(iv) above. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, or for a termination under clause (ii), the Executive shall have thirty (30) days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(iii) By the Executive. The Executive may terminate his employment for any reason (including Good Reason) or for no reason. If the Executive terminates his employment without Good Reason, then he shall provide written notice to the Company at least forty-five (45) days prior to the Date of Termination.
For purposes of this Agreement, “Good Reason” means (i) any material diminution in the Executive’s title or reporting relationships (including with respect to the Executive’s membership on the Board), (ii) a substantial diminution in the Executive’s duties or responsibilities, (iii) the relocation of the Executive’s principal place of employment by more than thirty-five (35) miles, (iv) a reduction of the Executive’s Base Salary or target annual bonus, other than a uniform reduction applied to substantially all senior executive officers of AFG that does not result in a reduction of more than five percent (5%) of any of the Executive’s Base Salary or reduction of the Executive’s grant date target value of the annual LTI award below one million, two hundred thousand dollars ($1,200,000)), (v) a material decrease in the employee benefits made available to the Executive, in the aggregate, other than in connection with an across-the-board reduction applicable to substantially all senior executives, (vi) a material breach by AFG of this Agreement, or (vii) non-renewal of the Agreement by the Company regardless of whether the Executive’s employment terminates. In order to invoke a termination for Good Reason, the Executive must deliver a written notice of the grounds for such termination within ninety (90) days of the initial existence of the event giving rise to Good Reason and the Company shall have thirty (30) days to cure the circumstances, provided, however, that there shall be no cure for a non-renewal of the Employment Agreement as described in the immediately foregoing clause (vii) of this definition. In order to terminate his employment, if at all, for Good Reason, the Executive must terminate employment within sixty (60) days of the end of the cure period if the circumstances giving rise to Good Reason have not been cured. The Executive acknowledges that, as of the Effective Date, no event that would constitute Good Reason has occurred. The Executive further acknowledges that in the event the Executive is on a period of leave due to a disability and the Company promotes or hires on an interim basis an individual who has a title, if any, that is designated, and who is identified, as “interim” to complete the duties and responsibilities set forth herein solely during the period of such disability, the Executive shall not be permitted to claim “Good Reason” under subsections (i) or (ii) herein.
(b) Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with the requirements of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall, in the case of termination for “Cause” or for “Good Reason” set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. Termination of the Executive’s employment shall take effect on the Date of Termination.
For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 6(a)(ii)(A), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period with reasonable accommodation; (iii) if the Executive’s employment is terminated due to the Company’s or the Executive’s failure to extend the term of the Agreement pursuant to Section 2, the applicable Renewal Date notwithstanding a termination of the Executive’s employment by the Company following the date of notice of nonrenewal and prior to the applicable Renewal Date; or (iv) if the Executive’s employment is terminated by the Company pursuant to Section 6(a)(ii)(B) or by the Executive pursuant to Section 6(a)(iii), the date specified in the Notice of Termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Section 409A”), references to the Executive’s termination of employment (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.
(c) Resignation of All Other Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as a director, officer or employee of AFG or any Company Affiliate and as a fiduciary with respect to any benefit plan (or related trust) sponsored by AFG or any Company Affiliate. The Executive agrees to execute any letter consistent with the foregoing that AFG or any Company Affiliate may reasonably request.
7. Compensation Upon Termination.
(a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s death, the Company shall pay to the Executive’s legal representative or estate, as applicable, (i) the Executive’s Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due and (iii) subject to execution by the Executive’s surviving spouse, or in the absence thereof by an individual holding a Power of Attorney from the Executive upon the date of the Executive’s death, or by the Executive’s estate, a general release of claims substantially in the form of the release attached hereto as Exhibit A (except as may be revised to reasonably reflect changes in applicable law) within the Release Period as defined in Section 7(f): (x) an annual bonus for the year of termination, based on actual full-year performance (with any individual factor being rated at one hundred percent (100%)), pro-rated to reflect the time of service for such year through the Date of Termination, payable at the time the Company pays bonuses to active employees, but in any event, no later than March 15 of the calendar year following the year with respect to which such annual bonus may have been earned; (y) one hundred percent (100%) accelerated vesting of all unvested restricted stock unit awards, performance share unit awards, and unvested stock options with such vested restricted stock unit awards and performance share unit awards to be settled within sixty (60) days of the Date of Termination with performance-based awards settled based on the greater of target or actual performance (if measurable) through the Date of Termination; (z) extension of the exercise period of vested stock options to the lesser of the twelve (12) month period following the date of the Executive’s termination and the remainder of the term of the applicable stock option, (aa) any repayment obligation related to the Special Cash Award shall lapse and any holding period requirement with respect to shares that are subject to RSUs and stock options shall be deemed satisfied and (bb) subject to the foregoing, the Executive’s Special RSU Award and Special Performance-Based Stock Option Award will be treated in accordance with the applicable terms of the Incentive Plan or award agreements evidencing such awards ((x) through (bb) referred to herein as the “Death/Disability Severance Benefits”). Except as set forth herein, the rights of the Executive’s legal representative or estate, as applicable, with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Executive’s outstanding equity awards granted on and after the Effective Date shall be governed by the terms of the award agreements evidencing such awards. Except as set forth herein, the Company and Company Affiliates shall have no further obligation to the Executive or his legal representatives, estate or heirs upon his death under this Agreement other than such obligations which by their terms continue following termination of the Executive’s employment. For purposes of this Agreement, “Accrued Benefits” means (i) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Company or otherwise specifically addressed by this Agreement; (ii) any earned but unpaid annual bonus for the year preceding the year of termination, (iii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 5; and (v) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company.

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 6(a)(ii)(A), (A) the Company shall pay to the Executive (i) the Executive’s Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due and subject to the Executive (or the Executive’s personal representative or an individual holding a Power of Attorney from the Executive upon the Date of Termination) executing a general release of claims substantially in the form of the release attached hereto as Exhibit A (except as may be revised to reasonably reflect changes in applicable law) within the Release Period as defined in Section 7(f), the Death/Disability Severance Benefits. Except as set forth herein, the rights of the Executive with respect to the Executive’s equity or equity-related awards (including Special RSU Award and Special Performance-Based Stock Option Award) shall be governed by the applicable terms of the Incentive Plan or award agreement evidencing such award. Except as set forth herein, the Executive’s outstanding equity awards granted on and after the Effective Date shall be governed by the terms of the award agreements evidencing such awards. Except as set forth herein, the Company and Company Affiliates shall have no further obligations to the Executive under this Agreement upon the Executive’s termination due to Disability pursuant to Section 6(a)(ii)(A) other than such obligations which by their terms continue following termination of the Executive’s employment.
(c) Termination by the Company for Cause or by the Executive without Good Reason or by the Executive’s Failure to Extend the Term. If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 6(a)(ii)(B) or the Executive terminates his employment without Good Reason pursuant to Section 6(a)(iii) or the Executive fails to extend the term of the Agreement pursuant to Section 2, the Company shall pay to the Executive the Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, provided that if the Company terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Executive’s Accrued Benefits shall not include any earned but unpaid annual bonus for the year preceding the year of termination unless otherwise determined by the Compensation Committee. Upon a termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason, or due to the Executive’s failure to extend the term of the Agreement, the Executive will forfeit the Executive’s rights with respect to all outstanding unvested equity or equity-related awards; provided, however that, the rights of the Executive with respect to the Executive’s Special RSU Award and Special Performance-Based Stock Option Award that have not vested will be treated in accordance with the applicable terms of the Incentive Plan or award agreement evidencing such award. Except as set forth herein, the Company and Company Affiliates shall have no further obligations to the Executive under this Agreement upon such termination. If, prior to the first anniversary of the Effective Date, the Company terminates the Executive’s employment for Cause pursuant to Section 6(a)(ii)(B) or the Executive terminates his employment without Good Reason pursuant to Section 6(a)(iii), then the Special One-Time Awards shall be forfeited and subject in full to the Clawback/Recoupment provisions in Section 4(g) above.
(d) Termination by the Company without Cause or by the Company’s Failure to Extend the Term or by the Executive with Good Reason. If, during the Employment Period, other than as set forth in Section 7(e), the Company terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(ii)(B) or fails to extend the term of the Agreement pursuant to Section 2 (assuming no Cause then exists) or the Executive terminates his employment with Good Reason pursuant to Section 6(a)(iii), the Company shall pay to the Executive (i) the Executive’s Base Salary due through the Date of Termination and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due. The Executive shall also be entitled to receive, subject to his compliance with the restrictive covenants in Section 8 and the other requirements of this Agreement and his execution and non-revocation of the release described in Section 7(f), the following severance payments and benefits: (1) a lump sum payment equal to two (2) times the sum of (i) the Executive’s Base Salary and (ii) the amount of the Executive’s annual target bonus for the calendar year in which the Date of Termination occurs or if no target bonus has been approved by the Company for the year in which such

Date of Termination occurs, then the amount of the Executive’s target bonus for the immediately preceding year (as applicable, the “Target Bonus”), (2) a lump sum payment equal to the product of (x) the Executive’s annual bonus for the calendar year in which the Date of Termination occurs , based on actual performance through the full performance period, and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year, with such payment to be made on the same date that other senior executives of the Company receive their annual bonuses, but to be made no later than March 15 of the year following the Executive’s Date of Termination (the “Termination Year Bonus”), (3) for up to twelve (12) months following the Date of Termination, the Company shall provide the Executive with the customary outplacement services provided to senior executives of the Company whose employment terminates, which shall be provided by the Company’s approved outplacement services vendor, (4) provided the Executive and his eligible dependents timely and properly elect to continue health care coverage under COBRA, with regard to the medical program, the Executive and such eligible dependents shall be entitled to continue to participate in such basic medical and life insurance programs of the Company as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twenty-four (24) months or, if earlier, until the date the Executive becomes eligible to receive comparable coverage from another Company or is otherwise no longer eligible to receive COBRA continuation coverage whether under applicable law or otherwise; provided, however, if such medical plan is “self-funded” within the meaning of Code Section 105(h) at the time of termination of employment, then, in lieu of such continued participation in the medical program, the Executive shall be entitled to receive a lump sum payment equal to the portion of the Executive’s COBRA premiums equal to twenty-four (24) months of the Company subsidy of group health plan premiums for the Executive and his eligible dependents, subject to applicable withholdings, (5) any repayment obligation related to the Special Cash Award shall lapse, and (6) the Executive’s Special RSU Award and Special Performance-Based Stock Option Award will be treated in accordance with the applicable terms of the Incentive Plan or award agreement evidencing such award Subject to Section 7(h). The lump sum payments described in items (1) and (2), and, if applicable, (4) in the preceding sentence shall be made within ten (10) business days of the Release Effective Date; provided, however, that if the Release Period spans two calendar years, no such amounts subject to Section 409A shall be paid prior to January 1 of the second calendar year. The Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements.
(e) Termination by the Company without Cause or by the Executive with Good Reason in connection with a Change in Control. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(ii)(B) or fails to extend the term of the Agreement pursuant to Section 2 (unless coincidental with a termination for Cause), or the Executive terminates his employment with Good Reason pursuant to Section 6(a)(iii), in each case either (i) in contemplation of and no more than ninety (90) days prior to a Change in Control (as defined below) or (ii) within one (1) year following the occurrence of a Change in Control, then, subject to his compliance with the restrictive covenants in Section 8 and the other requirements of this Agreement and his execution and non-revocation of the release described in Section 7(f), the Executive shall receive the benefits set forth in Section 7(d)(1) – (6) above, except that (i) the lump payment set forth in Section 7(d)(1) shall instead equal two and one half (2.5) times the sum of (x) the Executive’s Base Salary and (y) the amount of the Executive’s Target Bonus; (ii) the Termination Year Bonus set forth in Section 7(d)(2) shall be measured at the Target Bonus level rather than actual performance level and to be paid within sixty (60) days of the Date of Termination. Further, (x) to the extent that the Executive’s restricted unit awards are not assumed, replaced or continued, such awards shall immediately vest in full and shall be settled within sixty (60) days of the Change in Control; (y) to the extent that the Executive’s performance share unit awards are not assumed, replaced or continued, then such awards shall immediately vest based on the greater of the target or actual performance (or if actual performance cannot be measured at such time, at target performance) as of the date of the Change in Control, to be settled within sixty (60) days of the Change in Control, and (z) notwithstanding the foregoing, if the Incentive Plan (or a successor plan) and applicable award agreement provides for more favorable treatment, such restricted stock unit awards and performance share unit awards shall be governed by the plan and the respective applicable award agreement. With respect to the Executive’s outstanding restricted stock unit awards or performance share awards which are assumed, replaced or continued in connection with the Change in Control, such an award shall continue to have terms applicable upon the Executive’s termination of employment with the Company (or with a successor or the successor’s parent or affiliate, as applicable) which are no less favorable to the Executive than the terms of the Incentive Plan (or a successor plan) and respective award agreement in effect immediately prior to the Change in Control.
For purposes of this Agreement, “Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than thirty percent (30%) of the Voting Stock of AFG; (ii) within any twenty-four (24) month period the majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) AFG transfers all or substantially all of its assets or business (unless the shareholders immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of AFG or AFG’s ultimate parent company if AFG is a subsidiary of another corporation); or (iv) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of AFG immediately prior to the transaction hold, directly or indirectly, more than fifty percent (50%) of the Voting Stock of AFG or AFG’s ultimate parent company if AFG is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, AFG shall include any entity that succeeds to all or substantially all of the business of AFG and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
(f) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination of the Executive’s employment by the Company due to death or disability under Sections 6(a)(i) and 6(b)(ii)(A), without Cause under Section 6(a)(ii)(B) or by the Executive for Good Reason under Section 6(a)(iii) shall be extremely difficult or impossible to establish or prove, and agree that the severance payments and benefits pursuant to Sections 7(a), (b), (d) and (e) (the “Severance Payments”), shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment, other than with respect to the Executive’s outstanding equity or equity-related awards, any vested payments or benefits under any plan, program or arrangement of AFG in which the Executive participated and any claim for coverage under AFG’s indemnification and directors and officers liability coverage, and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A (except as may be revised to reasonably reflect changes in applicable law) and such other instruments or documents as are required by the terms of this Agreement. Within two (2) business days of the Date of Termination, the Company shall deliver to the Executive the release for the Executive to execute.  The Executive will forfeit all rights to the Severance Payments unless, within forty-five (45) days of delivery of the release by the Company to the Executive, the Executive (or his estate or spouse as set forth in Section 7(a) or 7(b), as applicable) executes and delivers the release to the Company, and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date” and the forty-five day consideration period plus the applicable revocation period, the “Release Period”). The Company’s obligation to pay the Severance Payments is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to pay the Severance Payments. If the Executive fails to materially comply with his obligations under Sections 6(c) or 8 and has not cured (if curable) any such failure within ten (10) days after being provided written notice of such failure in reasonable detail, the Executive shall, to the extent such amounts are paid, vested or distributed pursuant to Section 7 hereof, (i) forfeit outstanding equity awards, (ii) transfer the shares underlying any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in shares to AFG for no consideration and (iii) repay the after-tax amount of the Severance Payments and any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in cash or sold.
(g) No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment or take any other action to mitigate any amounts owed to the Executive under this Agreement and, except as otherwise expressly provided herein, there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company’s and Company Affiliates’ obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or its affiliates may have against him for any reason.
(h) Section 409A. The payments and benefits to be provided to the Executive pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A and will be interpreted, administered and operated in a manner consistent with that intent. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Section 409A through good faith modification to the maximum extent reasonably appropriate to comply with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.
(i) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(ii) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.
(iii) Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (x) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (y) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
(iv) (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
(v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
8. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of Company Affiliates. For purposes of this Agreement, “Company Confidential Information” means information known to the Executive to constitute confidential or proprietary information belonging to the Company or Company Affiliates or other non-public information, trade secrets, intellectual property, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between Company or any Company Affiliate and an existing or pending client or customer or other person or entity, in each case, received by the Executive in the course of his employment by the Company or in connection with his duties with the Company and Company Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company or any Company Affiliate operates and information or knowledge possessed by the Executive prior to his employment by the Company, shall not be considered Company Confidential Information. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Company and Company Affiliates against harmful solicitation of employees and customers, harmful effects on operations and other actions by the Executive that would result in serious adverse consequences for the Company and Company Affiliates:
(a) Non-Disclosure.
(i) During and after the Executive’s employment with the Company or Company Affiliates, the Executive will not knowingly, directly or indirectly through an intermediary, use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or Company Affiliates, or if such use, disclosure or transfer is during such employment and within the scope of the Executive’s duties with the Company or Company Affiliates as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 8(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Company. In the event the Executive is required or compelled by legal process to disclose any Company Confidential Information, to the extent the Executive is legally permitted to do so, he will promptly inform the Company so that the Company may, at its own expense, present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of AFG’s legal department to make any such reports or disclosures and the Executive is not required to notify AFG that the Executive has made such reports or disclosures.
(ii) Pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(b) Materials. The Executive will not remove, directly or indirectly through an intermediary, any Company Confidential Information or any other property of the Company or any Company Affiliate from the Company’s or Company Affiliate’s premises or make copies of such materials except for normal and customary use in the Company’s or Company Affiliate’s business as determined reasonably and in good faith by the Executive. The Executive will return to the Company all Company Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event promptly after termination of the Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Company any copies of any Company Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 8(b) shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes (including his electronic address books), information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.
(c) No Solicitation. During the period commencing on the Effective Date and ending twenty-four (24) months after the Executive's Date of Termination (the “Non-Solicit Period”), the Executive shall not, directly or indirectly through an intermediary, solicit, entice, persuade or induce any individual who is employed by, or who is an independent contractor or consultant to, the Company or any Company Affiliate (or who was so employed or retained within one (1) year prior to the Executive’s action, other than any such individual whose employment or engagement was involuntarily terminated by the Company or any Company Affiliate) to terminate or refrain from continuing such employment or engagement or to become employed by or enter into contractual relations with any other individual or entity other than the Company or Company Affiliates, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Executive’s responding to an unsolicited request from any former employee, independent contractor or consultant of the Company or any Company Affiliate for advice on employment matters, (ii) the Executive’s responding to an unsolicited request for a reference regarding any former employee, independent contractor or consultant of the Company or any Company Affiliate from such former employee, independent contractor or consultant, or from a third party, by providing a reference setting forth his personal views about such former employee, independent contractor or consultant, or (iii) hiring or retaining any current or former employee, independent contractor or consultant of the Company or any Company Affiliate who responds to a general advertisement for employment that was not specifically directed at such employees, independent contractors or consultants of the Company or any Company Affiliate, shall not be deemed a violation of this Section 8(c). Additionally, the Executive shall not, directly or indirectly through an intermediary, solicit or encourage any client, customer, supplier or vendor of the Company or any Company Affiliate, or any person or entity who was a client, customer, supplier or vendor within one year prior to Executive’s action, to terminate, reduce or alter in a manner adverse to the Company or any Company Affiliate any existing business arrangements with the Company or any Company Affiliate or to transfer existing business from the Company or any Company Affiliate to any other person or entity.
(d) Non-Competition. During the period commencing on the Effective Date and ending twelve (12) months after the Executive's Date of Termination (the “Non-Compete Period”), the Executive shall not, directly or indirectly through an intermediary without the prior written consent of the Board, which consent shall not be unreasonably withheld, directly or indirectly own any interest in, manage, control, participate in, consult with, or render services similar to those that the Executive performed on behalf of the Company or Company Affiliates during the last two (2) years of the Executive’s employment, or otherwise be or be connected in any manner directly or indirectly, with, (i) any person or entity that is engaged in the same business as the business in which the Company or any Company Affiliate is engaged or (ii) any person or entity that is engaged in a business which otherwise materially competes with any business that the Company or any Company Affiliate conducts or has taken substantial measures to conduct within the next six (6) months (as determined at the Date of Termination) in any state in the United States of America and the District of Columbia or any other jurisdiction in which such business is conducted or in which the Company has taken substantial measures to conduct within the next six (6) months (as applicable) at the Date of Termination and with respect to which the Executive provided services or Company Confidential Information; provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities or is passively owned through an interest in a hedge fund or private equity fund, so long as his direct holdings in any such entity shall not in the aggregate constitute more than five percent (5%) of the voting power of such entity and, while employed by the Company does not otherwise violate any Company or Company Affiliate policy applicable to the Executive. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he will provide a copy of this Agreement to such entity. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company and Company Affiliates, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.
(e) Compliance with Company’s Policies. The Executive agrees to observe and comply with the policies and rules of the Company and Company Affiliates unless such compliance is inconsistent with the terms of this Agreement.
(f) Non-Disparagement. During the period commencing on the Effective Date and continuing thereafter, the Executive, other than in the good faith performance of his duties for the Company, shall not initiate, participate or engage in any communication whatsoever that could reasonably be interpreted as derogatory or disparaging to the Company or any Company Affiliate, as applicable, including but not limited to the business, practices, policies, or, as such, shareholders, partners, members, directors, managers, officers and employees of the Company or any Company Affiliate. Similarly, the senior executives and directors of the Company shall not initiate, participate or engage in any communication whatsoever that could reasonably be interpreted as derogatory or disparaging to the Executive. The foregoing shall not be violated by (i) truthful statements by the Executive or the senior executives or directors of the Company in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) the Executive or the senior executives and directors of the Company rebutting false or misleading statements made by others.
(g) Publicity. During the Employment Period, the Executive hereby grants to the Company the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Company or any Company Affiliate, and any documents or other matters to the extent legally required. If, in connection with the Executive’s termination of employment with the Company, the Company determines to issue a press release, the Company agrees to consult with the Executive in good faith as to the wording of the press release.
(h) Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Period may necessitate the Executive's cooperation in the future. Accordingly, during the five (5) year period following the termination of the Executive’s employment for any reason, to the extent reasonably requested by AFG, the Executive shall cooperate with the Company, Company Affiliates and its or their counsel, including information requests relating to the business or affairs of the Company, as well as any investigation, litigation, arbitration or other proceeding related to the business or affairs of the Company, other than in connection with any dispute between the Executive and the Company or any Company Affiliate; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s business or personal affairs, including limiting the Executive’s travel to the extent reasonably possible. The cooperation includes the Executive making himself available for reasonable periods of time (with due regard for his other commitments) upon reasonable notice to the Executive in any such litigation or investigation and providing testimony before or during such litigation or investigation. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation (including legal counsel selected by the Executive and reasonably acceptable to the Company); provided that, if the Company requires the Executive to devote significant time to such cooperation, the Company and the Executive will establish in good faith a reasonable hourly or daily rate for the time spent by the Executive on such cooperation, based on the Executive’s Base Salary as of the termination date.
(i) Enforcement. The Executive acknowledges that in the event of any breach of this Section 8, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Company and the Company Affiliates each acknowledge that in the event of any breach of this Agreement, the interests of the Executive will be irreparably injured, the full extent of damages to the Executive will be impossible to ascertain, monetary damages will not be an adequate remedy for the Executive, and the Executive will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Company expressly waives. If the Executive violates this Section 8, and not withstanding any language to the contrary in any LTI award agreement, it is agreed that (a) any compensation or benefits due to be received by the Executive pursuant to this Agreement or any other agreement, plan or instrument of or with the Company after such violation will immediately cease; (b) the Executive shall forfeit all outstanding, unvested equity awards; (c) the Executive shall repay the Company the after-tax amount of any severance payment or benefit received by him; (d) despite the cessation, forfeiture or repayment of such payment or benefits, the release provided by the Executive in connection with such benefits will remain in full force and effect; and (e) the Company’s or any Company Affiliate’s remedy of cessation or recoupment of severance payments or benefits to the Executive does not preclude any additional remedies available to the Company or Company Affiliates, including but not limited to injunctive relief. The Company and the Executive each understand that the other may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the right of either party to enforce any other requirements or provisions of this

Agreement. The Company and the Executive agree that each of their obligations specified in this Agreement are separate and independent covenants and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. The Executive further agrees that any breach of this Agreement by the Company prior to the Date of Termination shall not release the Executive from compliance with his obligations under this Section 8, as long as the Company fully complies with Sections 7 and 10. The Company further agrees that any breach during the Employment Period of this Agreement by the Executive that does not result in the Executive being terminated for Cause shall not release the Company from compliance with its obligations under this Agreement. Notwithstanding the foregoing two sentences, neither the Company nor the Executive shall be precluded from pursuing judicial remedies as a result of any such breaches.
(j) Severability. If any of the restrictions or obligations contained in Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, such provision shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
9. Section 280G. If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive in connection with a transaction (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), and the Company shall pay the Executive the greater of the Full Payment or the Reduced Payment..
For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax. If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to the Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.
The independent registered public accounting firm engaged by AFG as of the day prior to the effective date of the transaction shall make all determinations required to be made under this Section 9. If the independent registered public accounting firm so engaged by AFG is serving as accountant or auditor for the individual, entity or group effecting the transaction, AFG shall appoint a nationally recognized independent registered public accounting firm that is reasonably acceptable to the Executive (and such acceptance shall not be unreasonably withheld) to make the determinations required hereunder. The Company shall bear all reasonable expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or the Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.
10. Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation and bylaws (which shall not be less than currently exists, except as required by applicable law), subject to applicable law, and such indemnification shall continue after termination of employment with regard to actions or inactions prior to termination at a level that is no less than currently exists for officers and employees under the Company’s certificate of incorporation and bylaws, subject to applicable law. In addition, both during the Employment Period and following his termination of employment, the Executive shall be entitled to liability insurance coverage pursuant to any directors’ and officers’ liability insurance policy maintained by AFG as of the Effective Date or put in place following the Effective Date on the same basis as other current or former officers of AFG with regard to actions or inactions during the period of service as an officer notwithstanding any ceasing of such service.
11. Legal Fees Incurred in Negotiating the Agreement. The Company shall pay or the Executive shall be reimbursed for the Executive's reasonable legal fees and costs incurred in connection with this Agreement up to a maximum of twenty-five thousand dollars ($25,000). Any payment required under this Section 11 shall be made within thirty (30) days following the Effective Date but in no event later than March 15 of the calendar year immediately following the Effective Date.
12. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, addressed as follows:
(i) If to AFG:
Ambac Financial Group, Inc.
One World Trade Center, 41st Floor
New York, New York 10007
Attn: General Counsel
(ii) If to the Executive:
Claude LeBlanc
Address last shown on the Company's records
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
14. Effect on Other Agreements. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, but not limited to, the 2020 Agreement. The Executive acknowledges that in consideration for this Agreement, the Executive agrees to waive and fully release the Company and AAC from any claim of “good reason” under the 2020 Agreement. The Executive further acknowledges that in connection with receipt of the consideration included in this Agreement that the Executive hereby irrevocably and unconditionally waives and releases the Company and AAC and its directors, officers, employees, and agents from any and all claims, rights, or causes of action, whether known or unknown, that the Executive may have against the Company, AAC, their affiliates, officers, directors, employees, agents, successors, and assigns, arising out of or relating to the Executive’s employment, including but not limited to claims under federal, state, or local laws governing employment, discrimination, or retaliation, except for claims that cannot be waived by law.
15. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 4(g), 7, 8, 9, 10, 12, 13, 14, 16, 17, 18, 20, 21 and 23 hereof and this Section 15 shall survive the termination of employment of the Executive.
16. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor entity, and (iii) the rights and obligations of the Company hereunder shall be assignable and delegable to AFG. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
17. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.
18. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
19. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
20. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
21. Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in the County of New York, New York before a single arbitrator selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrator, as selected by the American Arbitration Association. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in accordance with the rules for the resolution of employment disputes (previously titled the National Rules for the Resolution of Employment Disputes) as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
23. Withholding. The Company may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

AMBAC FINANCIAL GROUP, INC.

EXECUTIVE

/s/ Claude LeBlanc
Claude LeBlanc

EXHIBIT A
General Release of Claims
Consistent with Section 7 of the Employment Agreement dated September 29, 2025 among me, Ambac Financial Group, Inc. (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Severance Payments set forth in Section 7 of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge Ambac Financial Group, Inc. (“Ambac”) and Ambac Assurance Corporation (“AAC”) and their past, current and future affiliated entities, as well as their predecessors, successors, assigns, and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by Ambac, the Employment Agreement, the termination of my employment with Ambac, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release related to Ambac or AAC, except that I am not releasing (i) any claims arising under Section 10 of the Employment Agreement, any other right to indemnification or director and officer liability insurance coverage that I may otherwise have, (ii) any claims that I may have to vested payments or benefits pursuant to the Employment Agreement or any plan, program or arrangement of Ambac in which I participated, (iii) any claims relating to any rights I may have to payments pursuant to Section 7 of the Employment Agreement, (iv) any claims relating to any rights I may have pursuant to equity and equity-related awards granted to me by Ambac, provisions of the Employment Agreement that survive termination of employment, (v) any claims made under state unemployment compensation insurance or workers compensation laws and/or any claims that cannot be waived by law, or (vi) any claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against Ambac or AAC or the other persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.
This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against Ambac or the persons or entities released herein.
Ambac, AAC and I acknowledge that different or additional facts may be discovered in addition to what we now know or believe to be true with respect to the matters released in this General Release, and we agree that this General Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
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Claims Excluded from this Release: However, notwithstanding the foregoing, nothing in this General Release shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws. I understand that rights or claims under the Age Discrimination in Employment Act that may arise after I execute this General Release are not waived. Likewise, nothing in this General Release shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency. Notwithstanding the foregoing, I agree to waive my right to recover individual relief in any charge, complaint, or lawsuit filed by me or anyone on my behalf. Notwithstanding the foregoing, to the extent that Ambac or AAC makes any claims against me, nothing in this General Release shall be construed to prohibit me from asserting counterclaims, making cross-claims, or otherwise defending myself, in any case solely with respect to such claims. Moreover, nothing herein shall prohibit me from reporting possible violations of federal or state law or regulation or cooperating with the Securities and Exchange Commission without notice to the Company (and to receive a whistleblower award provided by law for providing such information).
I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by Ambac and AAC to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release in whole or in part within this seven-day period, I must inform Ambac by delivering a written notice of revocation to Ambac’s General Counsel, One World Trade Center, 41st Floor, New York, New York 10007, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of Ambac or AAC and Ambac or AAC shall be relieved of all obligations to make the Severance Payments described in Section 7 of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the twenty-one (21)-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

_________________ Claude LeBlanc	_______________ Date

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